Exhibit 10.3

Gentherm incorporated

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and share-based compensation. Directors who are employees or officers of the Corporation do not receive any additional compensation for Board service.

Cash compensation is paid in advance at the annual meeting of shareholders.

The compensation described herein will have effect starting with the 2021 annual meeting of shareholders.

In addition to reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings, non-employee directors receive the following:

Value ($)
Annual cash retainer for Board service:
Chair of the Board	116,000
Lead Independent Director (if any)	81,000
Other non-employee directors	76,000
Annual cash retainers for Committee service:
Audit Committee – Chair	15,000
Compensation, Nominating & Corporate Governance, Technology and Mergers & Acquisitions Committees – Chair	10,000
Audit, Compensation, Nominating & Corporate Governance, Technology and Mergers & Acquisitions Committees – Member	5,000
Annual equity retainer (restricted stock award)	100,000

The restricted stock award vests on the earlier of the first anniversary of the date of grant, or the date of the next annual meeting, subject to the applicable director’s continued service or retirement (all as under the terms of the Corporation’s then-applicable incentive equity plan).   The number of shares will be determined based on the closing trading price of a share of common stock on the grant date (date of the annual meeting).